Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 6, 2006
Relating to Preliminary Prospectus dated January 19, 2006
Registration No. 333-127526

9,900,000 Shares
CROCS, INC.
Common Stock

        On February 6, 2006, Crocs, Inc. filed Amendment No. 5 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its Preliminary Prospectus dated January 19, 2006. The following summarizes certain terms of the disclosure in the preliminary prospectus included in Amendment No. 5 to the Registration Statement that either did not appear in or updates the disclosure in the Preliminary Prospectus dated January 19, 2006. References to "we," "us," "our" and "our company" are used in the manner described in the Preliminary Prospectus dated January 19, 2006.

Increase in Price Range for Offering of Common Stock

        The proposed initial public offering price range has increased from $13.00 to $15.00 per share, as stated in our Preliminary Prospectus dated January 19, 2006, to $19.00 to $20.00 per share.

Increase in Shares of Common Stock Offered by Crocs and Selling Stockholders

        The number of shares of our common stock being offered by us has increased from 4,500,000 shares, as stated in our Preliminary Prospectus dated January 19, 2006, to 4,950,000 shares.

        The number of shares of our common stock being offered by the selling stockholders has also increased from 4,500,000 shares, as stated in our Preliminary Prospectus dated January 19, 2006, to 4,950,000 shares.

        In addition, the number of shares of our common stock that are subject to the underwriters' over-allotment option and may be purchased from the selling stockholders has increased from 1,350,000 shares, as stated in our Preliminary Prospectus dated January 19, 2006, to 1,485,000 shares.

The Offering

Common stock offered:
By Crocs, Inc.	4,950,000 shares
By the selling stockholders	4,950,000 shares
Total	9,900,000 shares
Common stock to be outstanding after the offering	38,272,247 shares

Use of Proceeds

        We estimate that the net proceeds from the sale of 4,950,000 shares of common stock offered by us will be approximately $87.8 million, assuming a public offering price of $19.50 per share, which is the mid-point of the range set forth above, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. All shares of our common stock that are subject to the underwriters' over-allotment option will be sold to the underwriters by the selling stockholders. We will not receive any proceeds from the sale of shares to be sold by the selling stockholders. Our intended use of proceeds is not affected by the increase in the proposed initial public offering price or by the increase in the number of shares of common stock being offered by us.

Capitalization

        The following table sets forth our capitalization as of September 30, 2005:

  •
  on an actual basis; and

  •
  on a pro forma, as adjusted, basis to give effect to:

  •
  conversion of all outstanding shares of Series A preferred stock into 7,452,492 shares of common stock;

  •
  the termination of the put option on redeemable shares of our common stock in connection with the closing of this offering;

  •
  an amendment to our certificate of incorporation to increase our authorized capital stock to 125,000,000 shares of common stock and 5,000,000 shares of preferred stock;

  •
  the issuance of 137,097 shares of common stock to employees on October 1, 2005, and 4,868 shares of common stock to our chief executive officer on each of November 1, 2005, December 1, 2005, January 1, 2006, and February 1, 2006; and

  •
  the sale by us of 4,950,000 shares of common stock in this offering at an assumed initial public offering price of $19.50 per share, which is the mid-point of the range set forth on the first page of this free writing prospectus; our receipt of the estimated net proceeds of the offering of $87.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and application of the net proceeds to repay certain indebtedness as set forth in "Use of Proceeds" set forth in the Preliminary Prospectus date January 19, 2006 and as update above.

        The share numbers reflected below give retroactive effect to the 233.62-for-one stock split, which occurred on January 30, 2006, as if the split had been effected on September 30, 2005. You should read the information below in conjunction with our consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included in the Preliminary Prospectus dated January 19, 2006 as update herein.

	As of September 30, 2005
	Actual	Pro Forma As Adjusted
	(dollars in thousands)
	(unaudited)
Long-term debt (including current portion)	$10,298	$—
Redeemable common shares, 8,410,320 shares issued and outstanding	1,800	—
Redeemable convertible preferred shares, par value $0.001 per share, 7,000,000 shares authorized:
Series A: 7,452,492 shares issued and outstanding, actual; and 0 shares pro forma as adjusted	5,500	—
Stockholders' equity:
Common Stock, par value $0.001 per share; 25,000,000 shares authorized; 17,302,866 shares issued and outstanding, actual; and 38,272,247 shares issued and outstanding, pro forma as adjusted	17	38
Additional paid-in capital	13,275	108,322
Deferred compensation	(13,404)	(13,404)
Retained earnings	12,596	12,596
Accumulated other comprehensive income	750	750

Total stockholders' equity	13,234	108,302

Total capitalization	$30,832	$108,302

Dilution

        If you invest in our common stock in this offering, upon the completion of this offering your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock. Our pro forma net tangible book value as of September 30, 2005 was approximately $14.9 million, or approximately $0.45 per share. Pro forma net tangible book value per share is determined by dividing the excess of our pro forma total tangible assets over our pro forma total liabilities by the pro forma total number of shares of common stock outstanding. The pro forma total number of shares of common stock outstanding includes the effect of:

  •
  conversion of all outstanding shares of Series A preferred stock into 7,452,492 shares of common stock;

  •
  the termination of the put option on redeemable shares of our common stock in connection with the closing of this offering;

  •
  an amendment to our certificate of incorporation to increase our authorized capital stock to 125,000,000 shares of common stock and 5,000,000 shares of preferred stock;

  •
  the issuance of 137,097 shares of common stock to employees on October 1, 2005, and 4,868 shares of common stock to our chief executive officer on each of November 1, 2005, December 1, 2005, January 1, 2006, and February 1, 2006; and

  •
  the sale by us of 4,950,000 shares of common stock in this offering.

        Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale and issuance of common stock in this offering at the initial public offering price of $19.50 per share, which is the mid-point of the range set forth on the first page of this free writing prospectus, and our receipt of the estimated net proceeds of the offering of $87.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2005 would have been approximately $102.6 million, or $2.68 per share of common stock. This represents an immediate increase in net tangible book value of $2.23 per share to existing stockholders and an immediate dilution of $16.82 per share to new investors purchasing shares of common stock in this offering at the initial offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$19.50

Pro forma net tangible book value per share at September 30, 2005	$0.45

Increase in pro forma net tangible book value per share attributable to this offering	$2.23

Pro forma net tangible book value per share after this offering		$2.68

Dilution per share to new investors		$16.82

        The following table sets forth on a pro forma basis as of September 30, 2005, the total number of shares of common stock purchased from us, the total consideration paid to us for these shares and the average price per share paid to us by our existing stockholders and by new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us at an assumed initial public offering price of $19.50 per share, which is the mid-point of the range set forth on the first page of this free writing prospectus.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	33,322,247	87.1%	$3,807,000	3.8%	$0.11
New investors	4,950,000	12.9%	$96,525,000	96.2%	$19.50

Total	38,272,247	100%	$100,332,000	100%	$2.62

        Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 28,372,247, or 74.1% of the total number of shares of our common stock outstanding after this offering, and will increase the total number of shares held by new investors to 9,900,000, or 25.9% of the total number of shares of our common stock outstanding after this offering. If the underwriters' over-allotment option is exercised in full, the number of shares held by existing stockholders after this offering, including the effect of sales by the selling stockholders, would be reduced to 26,887,247, or 70.3% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to 11,385,000, or 29.7% of the total number of shares of our common stock outstanding after this offering.

        To the extent options are exercised or shares of common stock are issued pursuant to restricted stock award agreements or other awards under our 2005 Equity Incentive Plan, there will be further dilution to investors in this offering.

Option Grants to Officers and Directors

        We expect to grant options to purchase a total of up to 1,234,595 shares of our common stock under our 2005 Equity Incentive Plan to our management, employees, and certain of our directors in connection with the completion of this offering, with an exercise price equal to the offering price, including the following grants to our officers and directors:

Name and Principal Position	Shares of Common Stock Underlying Options	Vesting Commencement Date
Ronald R. Snyder Chief Executive Officer and President	467,240	February 1, 2006
Caryn D. Ellison Chief Financial Officer, Vice President—Finance and Treasurer	35,043	January 1, 2006
Peter S. Case Senior Vice President—Finance	120,000	February 1, 2006
John P. McCarvel Senior Vice President—Global Operations	60,043	January 1, 2006
Lyndon V. "Duke" Hanson, III Vice President—Customer Relations	17,522	January 1, 2006
George B. Boedecker, Jr. Director	29,203	January 1, 2006

        One-fourth of the above option grants will vest as to each executive officer on the first anniversary date of the vesting commencement date set forth above and the remainder will vest in 36 equal and successive monthly installments after such vesting commencement date.

        One-fourth of the options granted to Mr. Boedecker will vest on January 1, 2007 and the remainder will vest in three equal annual installments on January 1 of each year thereafter.

Principal and Selling Stockholders

        The following table sets forth information with respect to the beneficial ownership of our common stock as of February 6, 2006, and after the sale of shares in this offering, by:

  •
  each person who is known by us to own beneficially more than 5% of our voting securities;

  •
  each current director;

  •
  each of the named executive officers;

  •
  all directors and executive officers as a group; and

  •
  each selling stockholder participating in this offering.

        Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of February 6, 2006, are deemed to be outstanding and beneficially owned by that person. In addition, shares that are required to be issued by us to any person pursuant a restricted stock award agreement within 60 days of February 6, 2006 are also deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

        Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 33,322,247 shares of our common stock outstanding on February 6, 2006, which assumes the conversion of all preferred stock into common stock on a one-for-one basis. Unless otherwise indicated below, the address for each person or entity listed below is in care of Crocs, Inc., 6273 Monarch Park Place, Niwot, Colorado 80503.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering			Beneficial Ownership After Overallotment
Name and Address of Beneficial Owner†			Shares Being Offered			Overallotment Shares Being Offered
	Shares	Percent		Shares	Percent		Shares	Percent
5% Stockholders(1):
Anthony Kruse(2)	3,083,784	9.3%	496,047	2,587,737	6.8%	221,953	2,365,784	6.2%
Michael J. Roberts(3)	2,742,699	8.2%	367,717	2,374,982	6.2%	—	2,374,982	6.2%
WB Investors, LLC(4)	2,431,985	7.3%	391,201	2,040,784	5.3%	95,195	1,945,589	5.1%
Non-Employee Directors:
George B. Boedecker, Jr.(5)	4,527,557	13.6%	723,589	3,803,968	9.9%	321,808	3,482,160	9.1%
Raymond D. Croghan(6)	803,654	2.4%	119,878	683,776	1.8%	8,612	675,164	1.8%
Michael E. Marks(7)	2,642,843	7.9%	391,201	2,251,642	5.9%	95,195	2,156,447	5.6%
Mark A. Retzloff(8)	700,861	2.1%	103,343	597,518	1.6%	46,240	551,278	1.4%
Richard L. Sharp(9)	1,001,529	3.0%	—	1,001,529	2.6%	—	1,001,529	2.6%
Thomas J. Smach(10)	159,563	*	—	159,563	*	—	159,563	*
Bradley L. Stoffer(11)	992,886	3.0%	150,317	842,569	2.2%	36,579	805,990	2.1%
Named Executive Officers:
Ronald R. Snyder(12)	2,721,739	8.1%	406,493	2,315,246	6.0%	181,883	2,133,363	5.5%
Lyndon V. "Duke" Hanson, III(13)	1,068,324	3.2%	154,189	914,135	2.4%	56,070	858,065	2.2%
Michael C. Margolis(14)	669,557	2.0%	62,607	606,950	1.6%	28,013	578,937	1.5%
Caryn D. Ellison(15)	146,015	*	40,883	105,132	*	—	105,132	*
John P. McCarvel	194,606	*	31,303	163,303	*	14,007	149,296	*
All directors and executive officers as a group (12 persons)(16)	15,629,134	45.4%	2,183,803	13,445,331	34.2%	788,407	12,656,924	32.2%

Selling Stockholders:
Sandstone Ventures, LLC(17)	1,868,960	5.6%	280,344	1,588,616	4.2%	—	1,588,616	4.2%
Multiventure Technologies, Inc.(18)	1,016,247	3.0%	163,470	852,777	2.2%	73,143	779,634	2.0%
Donald J. LoCoco(19)	975,364	2.9%	274,503	700,861	1.8%	—	700,861	1.8%
Scott A. Seamans(20)	953,948	2.9%	150,317	803,631	2.1%	73,956	729,675	1.9%
George L. Foti(21)	689,179	2.1%	110,859	578,320	1.5%	5,951	572,369	1.5%
Altima Holdings Ltd.(22)	677,498	2.0%	108,980	568,518	1.5%	48,762	519,756	1.4%
Retzloff Family Company, LLLP(23)	642,455	1.9%	103,343	539,112	1.4%	46,240	492,872	1.3%
F & O LLC(24)	700,860	2.1%	105,129	595,731	1.6%	—	595,731	1.6%
Ronald Allen Oliver(25)	584,050	1.8%	93,947	490,103	1.3%	22,863	467,240	1.2%
Michael J. Roberts Trust(26)	873,739	2.6%	87,373	786,366	2.1%	—	786,366	2.1%
Patrick R. Laughlin	467,240	1.4%	75,159	392,081	1.0%	18,289	373,792	*
Peter Mitchell Seamans	467,240	1.4%	75,159	392,081	1.0%	33,629	358,452	*
Roger N. Berardi	350,430	1.1%	56,368	294,062	*	25,222	268,840	*
Robert J. Kammer, Jr.(27)	584,050	1.8%	45,095	538,955	1.4%	20,177	518,778	1.4%
Bradley L. Stoffer, custodian for Lacey Katharine Stoffer, Oregon UTMA(28)	233,620	*	37,579	196,041	*	9,145	186,896	*
Bradley L. Stoffer, custodian for William Russell Stoffer, Oregon UTMA(29)	233,620	*	37,579	196,041	*	9,145	186,896	*
Citigroup Global Markets Inc. as rollover custodian f/b/o Michael C. Margolis(30)	233,620	*	37,579	196,041	*	16,815	179,226	*
Erik Rebich(31)	235,567	*	34,761	200,806	*	282	200,524	*
Thomas Doran(32)	256,982	*	35,043	221,939	*	—	221,939	*
David Robert Grant	186,896	*	30,063	156,833	*	7,316	149,517	*
Gregory Pierre Bouret and Miriam Bouret	175,215	*	28,185	147,030	*	6,858	140,172	*
Stephen Garner Beck(33)	155,592	*	25,028	130,564	*	10,015	120,549	*
Tim Warburton(34)	155,592	*	25,028	130,564	*	6,043	124,521	*
Conrad C. Ingold	210,258	*	23,362	186,896	*	—	186,896	*
Susan McMahon Stearns(35)	139,705	*	22,473	117,232	*	10,055	107,177	*
Anthony or Lisa Zolezzi, trustees, AG Sales & Marketing, Inc. Defined Pension Trust(36)	135,500	*	21,796	113,704	*	9,752	103,952	*
Darrell Clive Wells and Saundra Wells Trust dated November 14, 1989(37)	135,500	*	21,796	113,704	*	9,752	103,952	*
Peter A. Roy(38)	135,500	*	21,796	113,704	*	9,752	103,952	*
Steven Israel(39)	135,500	*	21,796	113,704	*	9,752	103,952	*
Glenn A. Vigil	116,810	*	18,789	98,021	*	8,407	89,614	*
Martin C. and Katherine J. Wirth	116,810	*	17,521	99,289	*	—	99,289	*
Timothy Mott, trustee, The Timothy Mott Trust dated March 5, 2004(40)	86,440	*	13,905	72,535	*	—	72,535	*
Thomas Dempsey(41)	77,796	*	12,514	65,282	*	5,599	59,683	*
Michael A. Furmanski(42)	67,750	*	10,898	56,852	*	4,877	51,975	*
Albert and Juanita Wyrick(43)	59,574	*	9,583	49,991	*	4,288	45,703	*
Gary and Linda Wyrick(44)	59,574	*	9,583	49,991	*	2,331	47,660	*
Glenn Marks and Tamara Novak(45)	59,574	*	9,583	49,991	*	4,288	45,703	*
Joe and Jan Gutting(46)	59,574	*	9,583	49,991	*	2,331	47,660	*
Jon and Sherry Marks(47)	59,574	*	9,583	49,991	*	2,331	47,660	*
Larry and Carol Marks(48)	59,574	*	9,583	49,991	*	2,331	47,660	*
Andrew Reddyhoff(49)	77,873	*	9,395	68,478	*	—	68,478	*
David S. Martinez	58,405	*	9,395	49,010	*	4,204	44,806	*
Jan Jackson, c/f Allison J. Jackson UGMA	58,405	*	9,395	49,010	*	—	49,010	*

Jan Jackson, c/f Brett R. Jackson UGMA	58,405	*	9,395	49,010	*	—	49,010	*
Jan Jackson, c/f Jeffrey C. Jackson UGMA	58,405	*	9,395	49,010	*	—	49,010	*
Janet Allison Jackson(50)	233,620	*	37,580	196,040	*	36	196,004	*
Lowell Elowsky	58,405	*	9,395	49,010	*	—	49,010	*
Marie Claude de Billy(51)	58,405	*	9,395	49,010	*	4,204	44,806	*
Nicholas A. Brathwaite(52)	54,200	*	8,719	45,481	*	3,901	41,580	*
L. Victor Hanson	46,724	*	7,008	39,716	*	—	39,716	*
E. Richard Polk(53)	58,405	*	5,840	52,565	*	—	52,565	*
Howard J. Polk	58,405	*	5,840	52,565	*	—	52,565	*
The Raymond D. Croghan irrevocable trust for Cassidy Rae Croghan dated 12/20/02, Debra R. Croghan, trustee(54)	33,875	*	5,449	28,426	*	391	28,035	*
The Raymond D. Croghan irrevocable trust for Amber Dee Croghan dated 12/20/02, Debra R. Croghan, trustee(55)	33,875	*	5,449	28,426	*	391	28,035	*
Ann Chu(56)	29,670	*	4,773	24,897	*	1,067	23,830	*
Boyer Rickel(57)	29,670	*	4,773	24,897	*	2,135	22,762	*
Dave Ott(58)	29,670	*	4,773	24,897	*	1,067	23,830	*
Harriet Marks(59)	29,670	*	4,773	24,897	*	2,135	22,762	*
Roger Wyrick(60)	29,670	*	4,773	24,897	*	1,067	23,830	*
Dean F. Sessions and Patsy G. Sessions	29,203	*	4,698	24,505	*	2,102	22,403	*
Carol Wilder(61)	28,035	*	4,509	23,526	*	—	23,526	*
Caryn D. and Richard H. Ellison, Ten. Com.	24,531	*	24,531	—	*	—	—	*
Michael J. Sellers	23,362	*	3,757	19,605	*	—	19,605	*
Jennifer Thompson, c/f Barron Vonn Boedecker(62)	19,858	*	3,194	16,664	*	777	15,887	*
Jennifer Thompson, c/f Brianna Mallory Boedecker(63)	19,858	*	3,194	16,664	*	777	15,887	*
Jennifer Thompson, c/f Sophia Virginia Boedecker(64)	19,858	*	3,194	16,664	*	777	15,887	*
Jennifer Klein Thompson(65)	58,875	*	9,468	49,407	*	1,743	47,664	*
Kirsten Moorhead, c/f Davis Frederic Thompson	19,625	*	3,156	16,469	*	581	15,888	*
Kirsten Moorhead, c/f Samantha Wilder Thompson	19,625	*	3,156	16,469	*	581	15,888	*
John Richard Boedecker	19,391	*	3,120	16,271	*	617	15,654	*
Scott Donald Boedecker	19,391	*	3,120	16,271	*	617	15,654	*
David Moorhead, c/f Madison Elizabeth Moorhead	19,157	*	3,082	16,075	*	655	15,420	*
Joel Davis c/f Olivia Rae Davis	19,157	*	3,082	16,075	*	1,379	14,696	*
Kirsten Anne Moorhead	19,157	*	3,082	16,075	*	655	15,420	*
Elizabeth Sophia Boedecker	18,924	*	3,044	15,880	*	693	15,187	*
Gary Snyder	18,690	*	3,007	15,683	*	1,345	14,338	*
Robert Snyder	18,690	*	3,007	15,683	*	1,345	14,338	*
Nigel Edward Mott(66)	14,018	*	2,255	11,763	*	1,009	10,754	*
Karen Kruse	11,681	*	1,879	9,802	*	457	9,345	*
Karissa Kruse	11,681	*	1,879	9,802	*	457	9,345	*
Marty Kruse	11,681	*	1,879	9,802	*	457	9,345	*
Kathleen Quirico	11,681	*	1,879	9,802	*	457	9,345	*
Tia Williams(67)	11,681	*	11,681	—	*	—	—	*
Carol Ryu	7,009	*	1,127	5,882	*	504	5,378	*
Jenica Ryu	7,009	*	1,127	5,882	*	504	5,378	*

Rexon Ryu	7,009	*	1,127	5,882	*	504	5,378	*
Sara Ryu	7,009	*	1,127	5,882	*	504	5,378	*
The Eshman Living Trust, Mark L. Eshman TTEE and Jill W. Eshman TTEE u/a/d 9-24-90(68)	7,009	*	1,127	5,882	*	504	5,378	*
David MacLoughlin	4,436	*	700	3,736	*	—	3,736	*

*
Less than 1%

†
The principal and selling stockholders acquired shares of our common stock and preferred stock through various private placements from 2002 to 2004, as compensation for services, and pursuant to private resales and gifts between stockholders.

(1)
Messrs. Boedecker, Marks and Snyder are listed below and also own beneficially more than 5% of our voting securities. The address for Mr. Boedecker appears in footnote 5 below.

(2)
The address for Mr. Kruse is 2601 S. Minnesota Ave., Suite 105, Sioux Falls, SD 57105.

(3)
Shares beneficially owned includes 1,868,960 shares of common stock owned by Sandstone Ventures, LLC. Mr. Roberts is the manager of Sandstone Ventures, LLC and exercises voting and investment power over the shares beneficially owned by Sandstone Ventures, LLC. Also includes 467,240 shares of common stock owned by the Michael J. Roberts Trust and 406,499 shares of common stock issuable upon conversion of shares of Series A preferred stock owned by such trust. Mr. Roberts is the trustee of the trust and exercises voting and investment power over all of the shares. The shares being offered include 280,344 shares offered by Sandstone Ventures, LLC and 87,373 shares offered by the Michael J. Roberts Trust. The address for Sandstone Ventures, LLC and the Michael J. Roberts Trust is 6684 Gunpark Drive East, Boulder, CO 80301.

(4)
Shares beneficially owned consists of 2,431,985 shares of common stock issuable upon conversion of preferred stock. Mr. Marks is the managing member of WB Investors, LLC and exercises voting and investment power over the shares beneficially owned by WB Investors, LLC. The address for WB Investors, LLC is c/o Morgan Stanley & Co., Attn: James Boon, 700 Corporate Park Drive, Suite 500, St. Louis, MO 63105.

(5)
Shares beneficially owned includes 29,203 shares subject to options exercisable within 60 days of February 6, 2006. Also includes 59,574 shares held by Jennifer Thompson as custodian for Mr. Boedecker's three minor children under the Colorado Uniform Gifts to Minors Act. Mr. Boedecker exercises voting and investment power over all of these shares. The shares being offered include 714,007 shares offered by Mr. Boedecker and 9,582 shares offered by Ms. Thompson as custodian for Mr. Boedecker's three minor children. If the over-allotment option is exercised in full, Mr. Boedecker will sell an additional 319,477 shares and Ms. Thompson will sell an additional 2,331 shares as custodian for Mr. Boedecker's three minor children. The address for Mr. Boedecker is 1919 14th Street, Suite 600, Boulder, CO 80303.

(6)
Shares beneficially owned includes 677,498 shares of common stock issuable upon conversion of preferred stock and 58,406 shares subject to options exercisable within 60 days of February 6, 2006. Also includes an aggregate of 67,750 shares of common stock beneficially owned by two trusts for the benefit of Mr. Croghan's two daughters. Mr. Croghan's spouse is the trustee of both trusts and she exercises sole voting and investment power over the shares. Mr. Croghan disclaims beneficial ownership of such shares. The shares being offered include 108,980 shares offered by Mr. Croghan and 10,898 shares offered by Mr. Croghan's daughters' trusts. If the over-allotment option is exercised in full, Mr. Croghan will sell an additional 7,830 shares and the two trusts will sell an additional 782 shares.

(7)
Shares beneficially owned includes 58,406 shares subject to options exercisable within 60 days of February 6, 2006 and 2,431,985 shares of common stock issuable upon conversion of preferred stock beneficially owned by WB Investors, LLC. Mr. Marks is the managing member of WB Investors, LLC and exercises voting and investment power over the shares beneficially owned by WB Investors, LLC. All of the shares being offered are offered by WB Investors, LLC.

(8)
Shares beneficially owned includes 58,406 shares subject to options exercisable within 60 days of February 6, 2006 and 642,455 shares of common stock owned by Retzloff Family Company, LLLP. Mr. Retzloff is the managing partner of Retzloff Family Company, LLLP and exercises voting and investment power over all of these shares. All of the shares being offered are offered by Retzloff Family Company, LLLP.

(9)
Shares beneficially owned includes 175,215 shares subject to options exercisable within 60 days of February 6, 2006, 58,405 shares beneficially owned by BES & RS, LLC, 58,405 shares beneficially owned by EGG & RS, LLC, and 58,405 shares beneficially owned by RBG & RS, LLC. Mr. Sharp is the sole manager of BES & RS, LLC, EGG & RS, LLC, and RBG & RS, LLC and exercises voting and investment power over the shares beneficially owned by each company. Shares beneficially owned also includes 58,405 shares of common stock beneficially owned by Mr. Sharp's spouse and Mr. Sharp disclaims beneficial ownership of such shares. The address for Mr. Sharp is 9020 Stony Point Parkway, #180, Richmond, VA 23235.

(10)
Shares beneficially owned includes 146,013 shares subject to options exercisable within 60 days of February 6, 2006 and 13,550 shares of common stock issuable upon conversion of preferred stock.

(11)
Shares beneficially owned includes 58,406 shares subject to options exercisable within 60 days of February 6, 2006 and 467,240 shares held as custodian for Mr. Stoffer's two minor children under the Oregon Uniform Gifts to Minors Act. Mr. Stoffer exercises voting and investment power over all of these shares. The shares being offered include 75,159 shares offered by Mr. Stoffer and 75,158 shares offered by Mr. Stoffer as custodian for his two minor children. If the over-allotment option is exercised in full, Mr. Stoffer will sell an additional 18,239 shares and and he will sell an additional 18,290 shares as custodian for his two minor children.

(12)
Shares beneficially owned includes 184,949 shares subject to options exercisable within 60 days of February 6, 2006, and 9,736 shares that will be issued pursuant to a restricted stock award agreement within 60 days of February 6, 2006. Also includes 233,620 shares held in the name of Union Bank of California, Trustee f/b/o Ronald Snyder, 15,419 shares held by Mr. Snyder's spouse, Kimberly Snyder, and 98,248 shares held as custodian for Mr. Snyder's six children and stepchildren under the Colorado Uniform Gifts to Minors Act. Mr. Snyder exercises voting and investment power over all of these shares other than the shares held by Ms. Snyder. Mr. Snyder disclaims beneficial ownership of all shares held by or issuable to Ms. Snyder.

(13)
Shares beneficially owned includes 17,034 shares subject to options exercisable within 60 days of February 6, 2006. Also includes 23,362 shares held of record by two trusts for the benefit of Mr. Hanson's two minor children. Mr. Hanson's brother, R. Douglas Hanson, is the trustee of both trusts and exercises sole voting and investment power over the shares. Mr. Hanson disclaims beneficial ownership of such shares.

(14)
Shares beneficially owned includes 280,345 shares subject to options exercisable within 60 days of February 6, 2006. Also includes 233,620 shares held in the name of Citigroup Global Markets Inc. as rollover custodian f/b/o Michael C. Margolis and 1,570 shares held in the name of Mr. Margolis' two daughters. Mr. Margolis exercises voting and investment power over all of these shares. The shares being offered include 25,028 shares offered by Mr. Margolis and 37,579 shares offered by Citigroup Global Markets Inc. as rollover custodian f/b/o Mr. Margolis. If the over-allotment option is exercised in full, Mr. Margolis will sell an additional 11,198 shares and Citigroup Global Markets Inc. as rollover custodian f/b/o Mr. Margolis will sell an additional 16,815 shares.

(15)
Shares beneficially owned includes 24,531 shares held jointly with her spouse and 4,674 shares held as custodian for Ms. Ellison's two minor children under the Colorado Uniform Gifts to Minors Act. Ms. Ellison shares voting and investment power over the shares held jointly with her spouse and exercises voting and investment power over the shares held as custodian for her children. Ms. Ellison is being allowed to sell more than her pro-rata amount of shares to be sold by the selling stockholders, pursuant to an agreement with us. The shares being offered include 16,352 shares offered by Ms. Ellison and 24,531 shares offered by Ms. Ellison and her spouse.

(16)
Shares beneficially owned includes 584,055 shares of common stock subject to options issued to seven non-employee directors and 492,064 shares of common stock subject to options or restricted stock award agreements issued to five executive officers that are exercisable or issuable within 60 days of February 6, 2006. Also includes 3,177,231 shares of common stock issuable upon conversion of preferred stock as described above.

(17)
Mr. Roberts, one of our principal stockholders, is the manager of Sandstone Ventures, LLC and exercises voting and investment power over these shares.

(18)
Shares beneficially owned includes 1,016,247 shares of common stock issuable upon conversion of shares of our Series A preferred stock owned by Multiventure Technologies, Inc. James Mah exercises voting and investment power over these shares.

(19)
Mr. LoCoco served as our Director of Investor Relations until April 2005. Mr. LoCoco is being allowed to sell more than his pro-rata amount of shares to be sold by the selling stockholders, pursuant to an agreement with us.

(20)
Shares beneficially owned includes 19,468 shares subject to options exercisable within 60 days of February 6, 2006. Mr. Seamans serves as our Vice President for Product Development. Mr. Seamans is being allowed to sell more than his pro-rata amount of shares to be sold by the selling stockholders, pursuant to an agreement with us.

(21)
Mr. Foti serves as one of our independent sales representatives.

(22)
Shares beneficially owned includes 677,498 shares of common stock issuable upon conversion of shares of our Series A preferred stock owned by Altima Holdings, Inc. James Mah exercises voting and investment power over these shares.

(23)
Mr. Retzloff, one of our directors, is the managing partner of Retzloff Family Company, LLLP and exercises voting and investment power over these shares.

(24)
John Fish and Eric Olson share voting and investment power over these shares.

(25)
Mr. Oliver was formerly employed with us in a non-executive capacity.

(26)
Shares beneficially owned includes 406,499 shares of common stock issuable upon conversion of shares of our Series A preferred stock owned by the Michael J. Roberts Trust. Mr. Roberts, one of our principal stockholders, is the trustee of the trust and exercises voting and investment power over all of these shares.

(27)
Shares beneficially owned includes 303,706 shares of common stock held in the name of Charles Schwab & Co., Inc., Custodian FBO Robert J. Kammer, IRA Rollover. Mr. Kammer exercises voting and investment power over these shares.

(28)
Mr. Stoffer, custodian of these shares, is one of our directors.

(29)
Mr. Stoffer, custodian of these shares, is one of our directors.

(30)
Mr. Margolis exercises voting and investment power over these shares.

(31)
Shares beneficially owned includes 19,468 shares subject to options exercisable within 60 days of February 6, 2006. Mr. Rebich serves as our Secretary and General Counsel.

(32)
Shares beneficially owned includes 23,362 shares subject to options exercisable within 60 days of February 6, 2006. Mr. Doran serves as one of our non-executive employees.

(33)
Mr. Beck serves as one of our non-executive employees.

(34)
Mr. Warburton provides us with consulting services.

(35)
Shares beneficially owned includes 81,300 shares of common stock issuable upon conversion of preferred stock.

(36)
Anthony Zolezzi and Lisa Zolezzi, as trustees for the trust, share voting and investment power over the shares beneficially owned by the trust. Shares beneficially owned includes 135,500 shares of common stock issuable upon conversion of preferred stock.

(37)
Darrell Clive Wells and Saundra Wells, as trustees for the trust, share voting and investment power over the shares beneficially owned by the trust. Shares beneficially owned includes 135,500 shares of common stock issuable upon conversion of preferred stock.

(38)
Shares beneficially owned includes 135,500 shares of common stock issuable upon conversion of preferred stock.

(39)
Shares beneficially owned includes 135,500 shares of common stock issuable upon conversion of preferred stock.

(40)
Timothy Mott, as trustee of the trust, exercises voting and investment power over the shares beneficially owned by the trust. Shares beneficially owned includes 86,440 shares of common stock issuable upon conversion of preferred stock.

(41)
Mr. Dempsey was formerly employed by us in a non-executive capacity.

(42)
Shares beneficially owned includes 67,750 shares of common stock issuable upon conversion of preferred stock.

(43)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(44)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(45)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(46)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(47)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(48)
Shares beneficially owned includes 59,574 shares of common stock issuable upon conversion of preferred stock.

(49)
Shares beneficially owned includes 19,468 shares subject to options exercisable within 60 days of February 6, 2006. Mr. Reddyhoff serves as President of Foam Creations, Inc., our wholly-owned Canadian subsidiary.

(50)
Shares beneficially owned includes 175,215 shares held as custodian for Ms. Jackson's three minor children under the Colorado Uniform Gifts to Minors Act. Ms. Jackson exercises voting and investment power over these shares. The shares being offered include 9,395 shares offered by Ms. Jackson and 28,185 shares offered by Ms. Jackson as custodian for her three minor children.

(51)
Ms. de Billy serves as one of our non-executive employees.

(52)
Shares beneficially owned includes 54,200 shares of common stock issuable upon conversion of preferred stock.

(53)
Mr. Polk is the owner of one of our retail customers.

(54)
Ms. Croghan, trustee of the trust, is the spouse of Mr. Croghan, one of our directors, and exercises voting and investment power over these shares. Includes 33,875 shares of common stock issuable upon conversion of preferred stock.

(55)
Ms. Croghan, trustee of the trust, is the spouse of Mr. Croghan, one of our directors, and exercises voting and investment power over these shares. Includes 33,875 shares of common stock issuable upon conversion of preferred stock.

(56)
Shares beneficially owned includes 29,670 shares of common stock issuable upon conversion of preferred stock.

(57)
Shares beneficially owned includes 29,670 shares of common stock issuable upon conversion of preferred stock.

(58)
Shares beneficially owned includes 29,670 shares of common stock issuable upon conversion of preferred stock.

(59)
Shares beneficially owned includes 29,670 shares of common stock issuable upon conversion of preferred stock.

(60)
Shares beneficially owned includes 29,670 shares of common stock issuable upon conversion of preferred stock.

(61)
Shares beneficially owned includes 28,035 shares of common stock issuable upon conversion of preferred stock.

(62)
Held for the benefit of one of the minor children of Mr. Boedecker, one of our directors. Mr. Boedecker exercises voting and investment power over these shares.

(63)
Held for the benefit of one of the minor children of Mr. Boedecker, one of our directors. Mr. Boedecker exercises voting and investment power over these shares.

(64)
Held for the benefit of one of the minor children of Mr. Boedecker, one of our directors. Mr. Boedecker exercises voting and investment power over these shares.

(65)
Shares beneficially owned includes 39,250 shares held by Kristen Moorhead as custodian for Ms. Thompson's two minor children under the Colorado Uniform Gifts to Minors Act. Ms. Thompson exercises voting and investment power over these shares. The shares being offered include 3,156 shares offered by Ms. Thompson and 6,312 shares offered by Ms. Moorhead as custodian for Ms. Thompson's two minor children. If the over-allotment option is exercised in full, Ms. Thompson will sell an additional 581 shares, and Ms. Moorhead will sell an additional 1,162 shares as custodian for Ms. Thompson's two minor children.

(66)
Shares beneficially owned includes 14,018 shares of common stock issuable upon conversion of preferred stock.

(67)
Ms. Williams serves as one of our non-executive employees. Ms. Williams is being allowed to sell more than her pro-rata amount of the shares to be sold by the selling stockholders, pursuant to an agreement with us.

(68)
Mark L. Eshman and Jill W. Eshman, as trustees for the trust, share voting and investment power over the shares beneficially owned by the trust. Shares beneficially owned includes 7,009 shares of common stock issuable upon conversion of preferred stock.

Shares Eligible for Future Sale

        Based upon the number of shares of our common stock outstanding as of February 6, 2006, upon the completion of the offering, we will have 38,272,247 shares of our common stock outstanding. Of these shares, the 9,900,000 shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except that any shares of our common stock purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

        The remaining 28,372,247 shares of our common stock outstanding upon completion of this offering are deemed "restricted shares" under Rule 144 or Rule 701 under the Securities Act. Of these restricted securities, 931,003 shares will be eligible for sale in the public market pursuant to Rule 701 or Rule 144 commencing 90 days from the effective date of the registration statement to which this free writing prospectus relates. Upon expiration of the lock-up agreements described below, 180 days after the effective date of the registration statement to which this free writing prospectus relates, an additional 27,331,402 shares of our common stock will be eligible for sale in the public market pursuant to Rule 144 or Rule 701.

        Rule 144.    In general, under Rule 144 under the Securities Act, a person (or persons whose shares are required to be aggregated, including our affiliates) who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal 382,722 shares immediately after this offering, or

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements as to the availability of current public information about us.

        Rule 144(k).    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Shares of our common stock will qualify as "144(k)" shares within 180 days of the effective date of the registration statement to which this free writing prospectus relates.

        Rule 701.    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of the registration statement to which this free writing prospectus relates before selling their shares pursuant to the Rule.

        Lock-Up Agreements.    We will enter into a lock-up agreement with the underwriters, and substantially all of our stockholders, including all of our officers and directors, have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the joint prior written consent of Piper Jaffray and Thomas Weisel Partners for a period of 180 days from the effective date of the registration statement to which this free writing prospectus relates, subject to extension for up to 35 days under specified circumstances at the option of Piper Jaffray and Thomas Weisel Partners. Piper Jaffray and Thomas Weisel Partners may agree at their joint discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.

        To review a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/cgi-bin/browse-edgar?company=crocs&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany

        CROCS, INC. ("CROCS") HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS CROCS HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CROCS AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, CROCS, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-371-5212.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.